EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

Fourth Quarter 2010 Results

Strong International Performance Provides Offset to Challenging U.S. Trading Environment

$150 Million Credit Facility Established for Clearing Operations

NEW YORK, February 3, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that for the fourth quarter ended December 31, 2010, it earned net income of $1.8 million, or $0.04 per diluted share.  Adjusted net income for the fourth quarter of 2010, excluding one-time items related to the Majestic Research acquisition and office closings, was $4.7 million, or $0.11 per diluted share.  For the fourth quarter of 2009, ITG incurred a net loss of $7.8 million, or $0.18 per diluted share.  Excluding restructuring charges, adjusted net income for the fourth quarter of 2009 was $8.6 million, or $0.19 per diluted share.  ITG’s revenues for the fourth quarter of 2010 were $138.3 million compared to $151.0 million for the fourth quarter of 2009.

Included in adjusted net income for the fourth quarter of 2010 were after-tax expenses of $2.5 million, or $0.06 per diluted share, in employee separation costs and contingency reserves for certain general taxes.  Adjusted net income for the fourth quarter of 2009 included after-tax expenses of $3.5 million, or $0.08 per diluted share, for employee separation costs unrelated to the restructuring plan.

The results of ITG’s U.S. operations during the fourth quarter of 2010 were negatively impacted by an almost 10% year-over-year drop in U.S. market volumes. Revenues from U.S. operations were $89.5 million in the fourth quarter of 2010, down 13% from $103.4 million in the fourth quarter of 2009.  U.S. operations incurred a net loss of $1.1 million in the fourth quarter of 2010, compared to a net loss of $1.6 million in the fourth quarter of 2009. Excluding one time items, adjusted net income from U.S. operations in the fourth quarter of 2010 was $2.3 million, compared to adjusted net income of $11.5 million in the fourth quarter of 2009.

ITG’s non-U.S. revenues were $48.8 million in the fourth quarter of 2010, a 3% increase over $47.6 million in the fourth quarter of 2009 and a 15% increase over $42.3 million in the third quarter of 2010.  Non-U.S. operations posted net income of $2.9 million in the fourth quarter of 2010, compared to a net loss of $6.2 million in the fourth quarter of 2009.  Excluding restructuring charges and offsets, adjusted net income for non-U.S. operations was $2.4 million in the fourth quarter of 2010 compared to an adjusted net loss of $2.9 million in the fourth quarter of 2009.

“Continued low levels of trading activity by domestic long-only institutional investors negatively impacted our client mix, pressuring our revenue capture in the fourth quarter,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “Despite these headwinds, we made progress with the integration of ITG Investment Research, increased the profitability of our non-U.S. business segments and continued to return cash to stockholders in the form of share buybacks.”

During the fourth quarter of 2010, ITG repurchased 737,000 shares of its common stock under its authorized share repurchase program at an average price of $15.48, bringing total repurchases for 2010 to 3.2 million shares.  ITG also made the final $11.2 million installment on its term loan, paying off the remainder of its long-term debt.

ITG today also announced that it has established a $150 million, three-year credit facility to backstop its clearing operations.  “This credit line, coupled with ITG’s strong balance sheet and cash flow generation, provides us with increased financial flexibility and confidence in our ability to invest strategically in our business and to increase stockholder value through continued repurchases,” said Steve Vigliotti, ITG’s Chief Financial Officer.

Year to Date results

For the full year 2010, revenues were $570.8 million compared to $633.1 million in 2009.  Net income was $24.0 million, or $0.55 per diluted share, in 2010 compared to $42.8 million, or $0.97 per diluted share, in 2009.  Adjusted net income was $38.1 million and adjusted diluted earnings per share were $0.88 in 2010 versus adjusted net income of $59.2 million and adjusted diluted earnings per share of $1.34 for the full year 2009.

The discussion above includes adjusted net income and related per share amounts which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to U.S. GAAP results.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results.  Those wishing to listen to the call should dial 1-866-383-8119 (1-617-597-5344 outside the US) and enter the passcode 37710694 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s website at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 888-286-8010 (1-617-801-6888 outside the US) and entering the passcode 73456952. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2009 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Commissions and fees	$110,639	$124,885	$469,005	$531,998
Recurring	26,542	22,193	93,186	87,483
Other	1,165	3,921	8,563	13,588
Total revenues	138,346	150,999	570,754	633,069

Expenses:
Compensation and employee benefits	57,208	59,685	215,886	235,518
Transaction processing	21,746	23,568	85,387	95,618
Occupancy and equipment	15,316	15,254	59,905	59,950
Telecommunications and data processing services	14,108	13,497	53,473	54,549
Other general and administrative	22,516	22,323	94,253	83,028
Acquisition related costs	2,409	—	2,409	—
Goodwill impairment	—	—	5,375	—
Restructuring charges	1,812	25,444	4,062	25,444
Interest expense	83	291	671	2,511
Total expenses	135,198	160,062	521,421	556,618
Income (loss) before income tax expense	3,148	(9,063)	49,333	76,451
Income tax (benefit) expense	1,318	(1,270)	25,353	33,617
Net (loss) income	$1,830	$(7,793)	$23,980	$42,834

Earnings (loss) per share:
Basic	$0.04	$(0.18)	$0.56	$0.98
Diluted	$0.04	$(0.18)	$0.55	$0.97

Basic weighted average number of common shares outstanding	41,636	43,716	42,767	43,538
Diluted weighted average number of common shares outstanding	42,538	43,716	43,496	44,018

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31, 2010	December 31, 2009

Assets
Cash and cash equivalents	$317,010	$330,879
Cash restricted or segregated under regulations and other	68,965	95,787
Deposits with clearing organizations	14,235	14,891
Securities owned, at fair value	25,789	6,768
Receivables from brokers, dealers and clearing organizations	865,251	364,436
Receivables from customers	606,256	298,342
Premises and equipment, net	34,790	41,437
Capitalized software, net	62,507	68,913
Goodwill	468,479	425,301
Other intangibles, net	36,784	27,263
Income taxes receivable	5,561	13,897
Deferred taxes	4,902	2,910
Other assets	20,324	12,279
Total assets	$2,530,853	$1,703,103

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$195,109	$209,496
Payables to brokers, dealers and clearing organizations	1,139,958	248,664
Payables to customers	272,027	299,200
Securities sold, not yet purchased, at fair value	19,362	31
Income taxes payable	16,215	14,113
Deferred taxes	18,114	16,999
Long term debt	—	46,900
Total liabilities	1,660,785	835,403

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,790,608 and 51,682,153 shares issued at Dec. 31, 2010 and Dec. 31, 2009, respectively	518	517
Additional paid-in capital	246,085	233,374
Retained earnings	833,133	809,153
Common stock held in treasury, at cost; 10,524,757 and 7,891,717 shares at Dec. 31, 2010 and Dec. 31, 2009, respectively	(220,161)	(182,743)
Accumulated other comprehensive income (net of tax)	10,493	7,399
Total stockholders’ equity	870,068	867,700
Total liabilities and stockholders’ equity	$2,530,853	$1,703,103

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of U.S. GAAP Results to Adjusted Results

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Adjusted net income and adjusted earnings per share are non-GAAP (generally accepted accounting principles) performance measures, but the Company believes that they are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. Adjusted net income and adjusted earnings per share should be viewed in addition to, and not in lieu of, ITG’s reported results under U.S. GAAP.

The following is a reconciliation of U.S. GAAP results to adjusted results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Total revenues	$138,346	$150,999	$570,754	$633,069

Total expenses	135,198	160,062	521,421	556,618
Less:
Acquisition related costs (1)	(2,409)	—	(2,409)	—
Goodwill impairment (2)	—	—	(5,375)	—
Software Write-Off (3)	—	—	(6,091)	—
Restructuring charges (4)(5)(6)	(1,812)	(25,444)	(4,062)	(25,444)
Adjusted operating expenses	130,977	134,618	503,484	531,174

Income (loss) before income tax expense (benefit)	3,148	(9,063)	49,333	76,451
Effect of adjustments	4,221	25,444	17,937	25,444
Adjusted pre-tax operating income	7,369	16,381	67,270	101,895

Income tax expense (benefit)	1,318	(1,270)	25,353	33,617
Tax effect of adjustments	1,315	9,101	3,797	9,101
Adjusted operating income tax expense	2,633	7,831	29,150	42,718

Net income (loss)	1,830	(7,793)	23,980	42,834
Net effect of adjustments	2,906	16,343	14,140	16,343
Adjusted operating net income	$4,736	$8,550	$38,120	$59,177

Diluted earnings (loss) per share	$0.04	$(0.18)	$0.55	$0.97
Net effect of adjustments	0.07	0.37	0.33	0.37
Adjusted diluted operating earnings per share	$0.11	$0.19	$0.88	$1.34

Notes:

(1)          During the fourth quarter of 2010, we acquired Majestic Research Corp., a privately held, independent provider of data-driven equity research for the institutional investment community.  In connection with the acquisition, we incurred approximately $2.4 million of acquisition related costs, including legal fees and other professional fees, accelerated employee equity awards and severance costs.

(2)          In 2010, goodwill with a carrying value of $5.4 million in the Asia Pacific operating segment relating to our Australian operations was deemed impaired and its fair value was determined to be zero, resulting in an impairment charge of $5.4 million.

(3)          As part of the fourth quarter 2009 restructuring, ITG made certain changes to its product priorities and wrote-off $2.4 million of capitalized development initiatives that were not yet deployed. As ITG’s product development plan continued to evolve in the first quarter of 2010, it was determined that additional amounts capitalized in 2009 were not likely to be used and a further $6.1 million write-off was recorded.

(4)          During the fourth quarter 2010, in connection with the integration of Majestic Research Corp., we decided to close our Westchester, NY office and relocate the staff, primarily sales traders and support, to our midtown Manhattan office and incurred a one-time charge of $2.3 million, as reflected in restructuring charges.

(5)          In the second quarter of 2010, ITG committed to a restructuring plan in the Asia Pacific operating segment where we closed our on-shore operations in Japan resulting in lowering our operating costs and reducing our capital requirements.  Restructuring charges of $2.3 million primarily include employee severance, contract termination costs and non-cash write-offs of fixed assets and capitalized software.

(6)          In the fourth quarter of 2009, we committed to a restructuring plan focused primarily on U.S. operations to position the Company for long-term profitable growth.  Restructuring charges of $25.4 million include employee severance arrangements, costs related to the consolidation of leased facilities and write-offs of capitalized software and certain intangible assets due primarily to changes in product priorities.